Bontan Corporation Inc.

Consolidated Financial Statements

For the Years Ended March 31, 2012 and 2011

(Canadian Dollars)

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Bontan Corporation Inc.

We have audited the accompanying consolidated financial statements of Bontan Corporation Inc., which comprise the consolidated statements of financial position as at March 31, 2012, March 31, 2011 and April 1, 2010, and the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended March 31, 2012 and March 31, 2011, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Bontan Corporation Inc. as at March 31, 2012, March 31, 2011 and April 1, 2010, and its financial performance and its cash flows for the years ended March 31, 2012 and March 31, 2011 in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 2 (c) in the consolidated financial statements which indicates that the Company incurred a net loss of $2,470,378 during the year ended March 31, 2012 and of that date had an accumulated deficit of $43,461,270. These conditions, along with other matters as set forth in Note 2 (c), indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario                                                                                                                                  Chartered Accountants
July 24, 2012                        Licensed Public Accountants

Bontan Corporation Inc.
Consolidated Statements of Financial Position
(Canadian Dollars)

As at,	Note	March 31, 2012	March 31, 2011	April 1, 2010
			(Note 20)	(Note 20)
Assets
Current
Cash		$58,359	$348,464	$2,350,526
Short term investments	4,16(vii)	227,600	1,900,400	1,359,431
Prepaid consulting services		-	7,171	50,792
Other receivable	7	231,039	114,069	129,869
Exploration and evaluation expenditures recoverable	6	6,972,740	-	-
		$7,489,738	$2,370,104	$3,890,618
Long-term assets
Office equipment and furniture	5	$6,717	$8,956	$8,802
Exploration and evaluation expenditures recoverable	6	$-	$6,972,740	$6,520,367
Total assets		$7,496,455	$9,351,800	$10,419,787
Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	16(vi)	$1,040,450	$663,577	$2,453,910
Deferred costs recovery	8	$1,615,177	-	-
Short term loans		-	-	1,065,578
Total current liabilities		$2,655,627	$663,577	$3,519,488
Shareholders' Equity
Capital stock	9	$36,081,260	$36,078,140	$35,298,257
Warrants	11	7,446,261	8,677,551	7,343,886
Stock option reserve		4,755,077	4,755,077	4,573,748
Fair value reserve		19,500	168,347	(2,696,213)
Deficit		(43,461,270)	(40,990,892)	(37,262,565)
		(43,441,770)	(40,822,545)	(39,958,778)
Total shareholders' equity		$4,840,828	$8,688,223	$7,257,113
Non-controlling interests		$-	$-	$(356,814)
Total equity		$4,840,828	$8,688,223	$6,900,299
Total liabilities and shareholders' equity		$7,496,455	$9,351,800	$10,419,787
Going concern (note 2(c))
Commitments and Contingent Liabilities (Note 15)
Related Party Transactions (Note 16)

On behalf of the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                     (signed)                                       (signed)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the years ended March 31,
(Canadian Dollars)

	Note	2012	2011
			(Note 20)
Income		$-	$-

Expenses
Professional fees		870,571	1,221,720
Consulting fees	13,15(b), (c),(d) &,16(v)	432,607	778,899
Shareholders' information	15(a),16(i)	131,575	148,610
Travel, meals and promotions	16(iv)	32,114	131,976
Office and general		42,655	44,264
Payroll		46,158	39,738
Rent		25,836	26,117
Communication		9,493	15,090
Transfer agents fees		5,777	11,146
Bank charges and interest		1,749	4,096
Amortization		2,240	2,433
Write down of short term investments		776,774	386,672
Loss on disposal of short term investments		84,176	948,189
Exchange loss		8,653	20,688
		2,470,378	3,779,638
Net loss for year		(2,470,378)	(3,779,638)
Other comprehensive income(loss)
Unrealized (loss) gain for year on short term investments, net of tax		(148,847)	2,864,560
Other comprehensive( loss), income for year		(148,847)	2,864,560
Total comprehensive loss for year		$(2,619,225)	$(915,078)
Net loss attributable to :
Shareholders of the Company		(2,470,378)	(3,728,327)
Non-controlling interest		-	(51,311)
		(2,470,378)	(3,779,638)
Total comprehensive loss attributable to :
Shareholders of the Company		$(2,619,225)	$(863,767)
Non-controlling interest		-	(51,311)
		$(2,619,225)	$(915,078)
Basic and diluted loss per share
Net Loss per share	12	$(0.03)	$(0.05)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the years ended March 31, 2012 and 2011

	Number of Shares	Capital Stock	Warrants	Stock option reserve	Fair value reserve	Accumulated Deficit	Non-Controlling Interest	Total Equity
Balance, April 1, 2010	65,229,076	$35,298,257	$7,343,886	$4,573,748	$(2,696,213)	$(37,262,565)	$(356,814)	$6,900,299
Subscription received in fiscal 2010 reversed on issuance of shares		(303,480)						(303,480)
Issued under private placement	12,700,000	2,564,925						2,564,925
Finder fee		(256,493)						(256,493)
Value of warrants issued under private placement		(1,232,145)	1,232,145					-
Value of warrants issued as finder’s fee		(123,214)	123,214					-
Issued under 2009 Consultant stock compensation plan	135,000	48,093						48,093
Value of options issued				181,329				181,329
Issued on exercise of warrants	600,000	60,503						60,503
Value of warrants exercised		21,694	(21,694)					-
Unrealised gain on short term investments ,net of tax					2,864,560			2,864,560
Non-controlling interest							356,814	356,814
Net loss for year						(3,728,327)		(3,728,327)
Balance, March 31, 2011	78,664,076	$36,078,140	$8,677,551	$4,755,077	$168,347	$(40,990,892)	$-	$8,688,223
Issued under 2009 Consultant Stock Compensation Plan	50,000	$3,120						3,120
Cancellation of previously issued warrants			(1,231,290)					(1,231,290)
Unrealised loss on short term investments ,net of tax					(148,847)			(148,847)
Net loss for year						(2,470,378)		(2,470,378)
Balance, March 31, 2012	78,714,076	$36,081,260	$7,446,261	$4,755,077	$19,500	$(43,461,270)	$-	$4,840,828

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Cash Flows
For the years ended March 31,
(Canadian Dollars)

	Note	2012	2011
			(Note 20)
Cash flows from operating activities
Net loss for year		$(2,470,378)	$(3,779,638)
Amortization of office equipment and furniture		2,240	2,433
Write down of short term investments		776,774	386,672
Loss on disposal of short term investments		84,176	948,189
Payment to an employee in common shares		3,120	-
Consulting fees settled for common shares	13	7,171	273,043
Net change in working capital components
Other receivables		(116,970)	(50,209)
Accounts payable and accrued liabilities		376,873	(331,060)
		$(1,336,994)	$(2,550,570)
Cash flow from(into) investing activities
Purchase of office equipment and furniture		-	(2,587)
Exploration and evaluation (expenditure) recovery		383,887	(307,906)
Purchase of short term investments		-	(5,528)
Net proceeds from sale of short term investments		663,002	946,188
		$1,046,889	$630,167
Cash flow from financing activities
Short term loan		-	(1,117,161)
Funds advanced to subsidiary			(1,029,953)
Common shares issued net of issuance costs		-	2,065,455
		$-	$(81,659)
Decrease in cash during year		(290,105)	(2,002,062)
Cash at beginning of year		348,464	2,350,526
Cash at end of period		$58,359	$348,464
Supplemental disclosures
Non-cash operating activities
Consulting fees and employee compensation settled for common		(10,291)	(273,043)
shares and options and expensed during the year
Consulting fees prepaid in shares		-	(7,171)
		$(10,291)	$(280,214)
Non-cash investing activities
Value of warrants previously issued towards acquisitions now cancelled		1,231,290
Value of warrants issued towards acquisitions			(173,953)
		1,231,290	(173,953)
Non-cash financing activities
Value of warrants exercised		-	21,694

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2012 and 2011

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is incorporated in Ontario and its head office is located at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada. The Company is a diversified natural resource company that invests in oil and gas exploration and development. The Company’s shares trade on the Over the Counter Bulletin Board of NASDAQ under a trading symbol “BNTNF”.

The Company holds an indirect 4.70% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel, through its holding of 76.79% equity interest in Israel Petroleum Company Limited (“IPC Cayman”). The Company agreed in December 2011 to dispose of this interest as explained in Note 6. This was disposed of on June 29, 2012 as explained in Note 21.

The Company does not currently own any oil and gas properties with proven reserves.

2.      BASIS OF PRESENTATION AND ADOPTION OF IFRS

(a)	Statement of compliance

These consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). These consolidated financial statements have been prepared in accordance with IFRS applicable to the preparation of financial statements, including IFRS 1 (First-time Adoption of IFRS).  Subject to certain transition elections disclosed in Note 20, the Company has consistently applied the same accounting policies in its opening IFRS Balance Sheet at April 1, 2010 and throughout all periods presented, as if these policies had always been in effect. Note 20 discloses the impact of the transition to IFRS on the Company‘s reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company‘s consolidated financial statements for the year ended March 31, 2011. Previously, the Company prepared its financial statements in accordance with Canadian generally accepted accounting principles (“previous GAAP”).

The Company has no requirement to report on segments as it operates as only one segment.

(b)      Basis of presentation

The financial statements have been prepared on the historical cost basis except for certain non-current assets and financial instruments, which are measured at fair value.

 (c)                 Going concern

These consolidated financial statements have been prepared on an assumption of a going concern, which contemplates that assets will be realized and liabilities discharged in the normal course of business as they come due. To this point, all operational activities and the overhead costs have been funded from the available cash and short term investments

The Company has not generated any income since 2010 and has losses for the year in the amount of $2.5 million (2011- $3.8 million) and accumulated deficit of approximately $ 43.5 million (2011-$41.0 million).

The Company signed a settlement agreement in December 2011 to dispose of its interest in the current project for cash and an overriding royalty as explained in Note 6. The interest was finally disposed of on June 29, 2012 as explained in Note 21.

Cash resources at March 31, 2012 are not sufficient to fund the Company’s obligations over the next 12 months and this condition creates a material uncertainty that may cast a significant doubt about the Company’s ability to operate as a going concern. The Company’s ability to continue as a going concern is dependent upon availability of funds received on closing of the settlement agreement, as explained in Note 21. These funds are currently held in an escrow account by the Company’s Israeli lawyers and will be released once clearance is obtained from the Israeli tax authorities. Management will also closely monitor additional funds expected in January 2013 under the settlement agreement.

The Company's ability to continue as a going concern is dependent upon securing the funds under the settlement agreement or its ability to access sufficient capital to defend its interest, identify new business opportunities and to ultimately have profitable operations. These consolidated financial statements do not reflect any adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company was unable to realize its assets and settle its liabilities as a going concern, in the normal course of operations. Such adjustments could be material.

(d)      Consolidation

The consolidated financial statements include the accounts of the Company and of the following subsidiaries:

a.	Israel Oil & Gas Corporation, a wholly owned subsidiary. This subsidiary was merged with the Company on May 15, 2012.

b.	1843343 Ontario Inc., a wholly owned subsidiary incorporated in Ontario on January 31, 2011 and has no activity since its inception.

Israel Oil & Gas Corporation owns 76.79% equity interest in Israel Petroleum Company Limited (“IPC Cayman”), a Cayman Island limited company incorporated on November 12, 2009. Effective May 18, 2010, the Company deconsolidated IPC Cayman financials due to loss of control and power to govern the financial and operating policies.

All inter-company balances and transactions have been eliminated on consolidation.

(e)      Functional and presentation currency

The consolidated financial statements are presented in Canadian dollars which is also the functional currency of the Company and its subsidiaries.

(f)                 Use of Estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of share- based compensation.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all years presented in these consolidated financial statements, and have been applied consistently by the Company and its subsidiaries.

Financial instruments

Financial assets

All financial assets are initially recorded at fair value and are designated upon inception into one of the following four categories: held-to-maturity, available-for-sale, loans and receivables or at fair value through profit or loss (“FVTPL”).

Financial assets classified as FVTPL are measured at fair value with unrealized gains and losses recognized through earnings. The Company’s cash is classified as FVTPL.

Financial assets classified as loans and receivables are measured at amortized cost. The Company’s trade and other receivables are classified as loans and receivables.

Short term investments which consist of marketable securities are designated as “available-for-sale” and are measured at fair value with unrealized gains and losses recorded in other comprehensive income until the security is sold, or if an unrealized loss is considered other than temporary.

The purchase or sale of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognized on the settlement date.

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and stock options are recognized as a deduction from equity, net of any tax effects.

Transactions costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

Financial liabilities

All financial liabilities are initially recorded at fair value and designated upon inception as FVTPL or other financial liabilities.

Financial liabilities classified as other financial liabilities are initially recognized at fair value less directly attributable transaction costs. After initial recognition, other financial liabilities are subsequently measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period. The Company’s trade and other payables are classified as other financial liabilities.

Impairment of financial assets

The Company assesses at each date of the statement of financial position whether a financial asset is impaired.

Assets carried at amortized cost

If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is then reduced by the amount of the impairment. The amount of the loss is recognized in profit or loss

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed to the extent that the carrying value of the asset does not exceed what the amortized cost would have been had the impairment not been recognized. Any subsequent reversal of an impairment loss is recognized in profit or loss.
In relation to trade receivables, a provision for impairment is made and an impairment loss is recognized in profit and loss when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Company will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of the receivable is reduced through use of an allowance account. Impaired debts are written off against the allowance account when they are assessed as uncollectible.

If an available-for-sale asset is impaired, an amount comprising the difference between its cost and its current fair value, less any impairment loss previously recognized in profit or loss, is transferred from equity to profit or loss. Reversals in respect of equity instruments classified as available-for-sale are not recognized in profit or loss.

Oil and natural gas exploration and development expenditures

Exploration and evaluation costs (“E&E” assets)

All costs incurred prior to obtaining the legal right to explore an area are expensed when incurred.

Generally, costs directly associated with the exploration and evaluation of crude oil and natural gas reserves are initially capitalized. Exploration and evaluation costs are those expenditures for an area where technical feasibility and commercial viability has not yet been demonstrated. These costs generally include unproved property acquisition costs, geological and geophysical costs, sampling and appraisals, drilling and completion costs and capitalized decommissioning costs.

Costs are held in exploration and evaluation until the technical feasibility and commercial viability of the project is established. Amounts are generally reclassified to petroleum and natural gas properties once probable reserves have been assigned to the field. If probable reserves have not been established through the completion of exploration and evaluation activities and there are no future plans for activity in that field, then the exploration and evaluation expenditures are determined to be impaired and the amounts are charged to earnings (loss).

Impairment

E&E assets are assessed for impairment when facts and circumstances suggest that the carrying amount exceeds the recoverable amount and when they are reclassified as Development and Production (“D&P”) assets. For the purpose of impairment testing, E&E assets are grouped by concession or field with other E&E and D&P assets belonging to the same concession or field. The impairment loss will be calculated as the excess of the carrying value over the recoverable amount of the E&E impairment grouping and any resulting impairment loss is recognized in profit and loss. The recoverable amount is generally determined by reference to the value-in-use, or fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Petroleum and natural gas properties

Carrying value

Costs incurred subsequent to the determination of technical feasibility and commercial viability are recognized as petroleum and natural gas properties in the specific asset to which they relate.

Petroleum and natural gas properties are stated at cost less accumulated depreciation and depletion and accumulated impairment losses. The initial cost of a petroleum and natural gas property is comprised of its purchase price or construction cost, any costs directly attributable to bringing the asset into operation, the initial estimate of the decommissioning obligation, and for qualifying assets, borrowing costs. The purchase price or construction cost is the aggregate amount paid and the fair value of any other consideration given up to acquire the asset.

Depreciation

The net book value of producing assets are depleted on a field-by-field basis using the unit of production method with reference to the ratio of production in the year to the related proved and probable reserves, taking into account estimated future development costs necessary to bring those reserves into production. For purposes of these calculations, production and reserves of natural gas are converted to barrels on an energy equivalent basis.

Other assets are depreciated on a declining basis at rates ranging from 20% to 33%.

Impairment

At the end of each reporting period, the Company reviews the petroleum and natural gas properties for circumstances that indicate that the assets may be impaired. Assets are grouped together into Cash Generating Units (“CGUs”) for the purpose of impairment testing, which is the lowest level at which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If any such indication of impairment exists, the Company makes an estimate of its recoverable amount. A CGUs recoverable amount is the higher of its fair value less selling costs and its value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Value in use is generally computed by reference to the present value of future cash flows expected to be derived from the production of proved and probable reserves.

Fair value less cost to sell is determined as the amount that would be obtained from the sale of a CGU in an arm’s length transaction between knowledgeable and willing parties. The fair value less cost to sell of oil and gas assets is generally determined as the net present value of the estimated future cash flows expected to arise from the continued use of the CGU, including any expansion prospects, and its eventual disposal, using assumptions that an independent market participant may take into account. These cash flows are discounted by an appropriate discount rate which would be applied by such a market participant to arrive at a net present value of the CGU. Where the carrying amount of a CGU exceeds its recoverable amount, the CGU is considered impaired and is written down.

When the recoverable amount is less than the carrying amount, the asset or CGU is impaired. For impairment losses identified based on a CGU or a group of CGUs, the loss is allocated on a pro rata basis to the assets within the CGU(s). The impairment loss is recognized as an expense in the statement of operations and loss.

At the end of each subsequent reporting period these impairments are assessed for indicators of reversal. Where an impairment loss subsequently reverses, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in prior years. A reversal of an impairment loss is recognized immediately in the consolidated statement of operations and loss.

Gains and losses on disposal of an item of property, plant and equipment, including oil and natural gas interests, are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized as separate line items in the consolidated statement of operations.

Foreign currency translation

The functional and presentation currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date.  Non-monetary assets are translated at exchange rates in effect when they were acquired. Revenue and expenses are translated at the approximate average rate of exchange for the year, except that amortization is translated at the rates used to translate related assets.

The Company’s subsidiaries use the US Dollar as a functional currency. However, these subsidiaries are not self-sustaining but are integrated with Bontan Corporation Inc. since they rely on the Company to fund their operations. Hence, translation gains and losses of these subsidiaries are charged to the consolidated statement of operations.

Share-based payments

The Company accounts for share-based payments granted to directors, officers, employees and consultants using the Black-Scholes option-pricing model to determine the fair value of the plan at grant date. An estimated forfeiture rate is incorporated into the fair value calculated and adjusted to reflect the actual number of options that vest. Share-based payments are recorded and reflected as an expense over the vesting period with a corresponding amount reflected in stock option reserve. At exercise, the associated amounts previously recorded in stock option reserve are transferred to common share capital.

The quoted market price of the Company’s shares on the date of issuance under any share- based plan is considered as fair value of the shares issued.

Accounting for equity units

When the Company issues Units under a private placement comprising of common shares and warrants, the Company follows the relative fair value method of accounting for warrants attached to and issued with common shares of the Company. Under this method, the fair value of warrants issued is estimated using a Black-Scholes option pricing model which is added to fair value of the common shares determined using the stock price at the date of issuance and the percentage relative to the fair values determined. The fair value of the common shares and the warrants are proportionately adjusted to the net proceeds received. The fair value is then related to the total of the net proceeds received on issuance of the Common shares.

Loss per Share

Basic loss per share is calculated by dividing net loss (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period.  Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and are calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation.  Consequently, there is no difference between basic loss per share and diluted loss per share.

Income taxes
Income tax expense comprises current and deferred tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustments to tax payable in respect of previous years.

Deferred tax is recognized using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Determination of fair value

A number of the Company’s accounting policies and disclosures required the determination of fair value, both for financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

a     )           Property, plant and equipment are recognized at fair value in a business combination. The fair value of property, plant and equipment is the estimated amount for which the property, plant and equipment could be exchanged on the acquisition date between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion. The fair value of oil and natural gas interests (included in property, plant and equipment) is estimated with reference to the discounted cash flows expected to be derived from oil and gas production based on externally prepared reserve reports. The risk-adjusted discount rate is specific to the asset with reference to general market conditions, being 10% for fiscal 2012 (2011 – 10%).

The market value of other items of property, plant and equipment is based on the quoted market prices for similar items.

b)               The fair value of cash and cash equivalents, accounts receivable and accruals and accounts payable and accruals is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date. At March 31, 2012 and 2011 the fair value of these balances approximated their carrying value due to their short term to maturity.

c)               The fair value of stock options is measured using a Black Scholes option pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behavior), expected dividends, and the risk-free interest rate (based on government bonds).

New standards and interpretations not yet adopted

Standards issued but not yet effective up to the date of issuance of the Company‘s consolidated financial statements are listed below. This listing is of standards and interpretations issued which the

Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

IFRS 9 ‐ Financial Instruments
The IASB intends to replace IAS 39, Financial Instruments: Recognition and Measurements, with IFRS 9, Financial Instruments. IFRS 9 will be published in six phases, of which the first phase has been published.

For financial assets, IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, and replaces the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used. For financial liabilities, the approach to the fair value option may require different accounting for changes to the fair value of a financial liability as a result of changes to an entity’s own credit risk.

IFRS 9 is effective for annual periods beginning on or after April 1, 2015, but is available for early adoption. The Company has yet to assess the full impact of IFRS 9.

IFRS 10 – Consolidated Financial Statements
As of April 1, 2013, the Company will be required to adopt IFRS 10 which requires an entity to consolidate an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Under existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. IFRS 10 replaces SIC‐12 – Consolidation – Special Purpose Entities, and parts of IAS 27 –Consolidated and Separate Financial Statements. The Company has yet to assess the full impact of IFRS 10.

IFRS 11 – Joint Arrangements
As of April 1, 2013, the Company will be required to adopt IFRS 11 which requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation the venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operations. Under existing IFRS, entities have the choice to proportionately consolidate or equity account for interests in joint ventures. IFRS 11 supersedes IAS 31 –Interests in Joint Ventures, and SIC 13 – Jointly Controlled Entities – Non‐monetary Contributions by Venturers. The Company has yet to assess the full impact of IFRS 11.

IFRS 12 – Disclosure of Interests in Other Entities
As of April 1, 2013, the Company will be required to adopt IFRS 12 which establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity’s interests in other entities. The Company has yet to assess the full impact of IFRS 12.

IFRS 13 – Fair Value Measurement
As of April 1, 2013, the Company will be required to adopt IFRS 13, a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. This new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures. The Company has yet to assess the full impact of IFRS 13.

Amendments to Other Standards
In addition, there have been amendments to existing standards, including IAS 27 – Separate Financial Statements and IAS 28 Investments in Associates and Joint Ventures. IAS 27 addresses accounting for subsidiaries, jointly controlled entities and associates in non‐consolidated financial statements. IAS 28 has been amended to include joint ventures in its scope to address the changes in IFRS 10 to 13. Both of the amended standards are not applicable until January 1, 2013. The Company has yet to assess the full impact of these amendments.

4.	SHORT TERM INVESTMENTS

	Marketable securities
	Carrying average costs	fair market value
March 31, 2012	$208,100	$227,600
March 31, 2011	$2,118,724	$1,900,400
April 1, 2010	$4,007,574	$1,359,431

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at March 31, 2012. A net unrealized loss of $148,847 for the year ended on that date was included in the fair value reserve.

As at March 31, 2012, management concluded that certain marketable securities had suffered a decline in their value which was unlikely to be recovered in the near future. Since this is a loss in value that is other than temporary decline, the cumulative loss has been removed from other comprehensive income and recognised in net income even though these investments have not been de-recognised.

As at March 31, 2012, the Company held warrants in certain marketable securities which are exercisable at its option to convert into an equal number of common shares of the said securities. The total exercise price of these warrants was $3,051(as at March 31, 2011: $75,800, April 1, 2010: $119,217) and the market value of the underlying securities was $80 (as at March 31, 2011: $14,655, April 1, 2010: $19,506). These warrants and the underlying unrealized gains and losses have not been accounted for in the financial statements since the Company has decided not to exercise these warrants. The warrants expired on April 26, 2012.

5.	OFFICE EQUIPMENT AND FURNITURE

	Cost	Accumulated amortization	Net book value	Net book value
As at March 31,	2012			2011
Office furniture	4,725	2,983	1,742	2,177
Computer	6,020	3,776	2,244	3,365
Software	5,793	3,062	2,731	3,414

	$16,538	$9,821	$6,717	$8,956

6.      EXPLORATION AND EVALUATION EXPENDITURES RECOVERABLE

Effective May 18, 2010, the Company decided to de-consolidate the results of its subsidiary; IPC Cayman wherein it holds 76.79% equity, due to loss of effective control over IPC Cayman’s financial reporting process.

IPC Cayman was incorporated solely for the purpose of managing exploration and development of two offshore drilling licenses in Israel – petroleum license 347 (‘Myra”) and 348 (“Sara”) covering approximately 198,000 acres, 40 kilometres off the West coast of Israel (“Israeli project”).

IPC Cayman held a 50% partnership interest in IPC Oil and Gas (Israel) Limited Partnership (“IPC Israel”) which is the registered holder of 13.609% interest in the Israeli project. However, on November 8, 2011, IPC Cayman merged its interest in IPC Israel, in a reverse take-over transaction, into an Israeli public company, IPC Oil and Gas Holdings Ltd (“Shaldieli”) in exchange for approximately 144.8 million shares of Shaldieli, representing approximately 90% of the share capital of Shaldieli.

The Company’s beneficial share, through its ownership of 76.79% equity of IPC Cayman, in the allotted Shaldieli shares is approximately 111.2 million shares of Shaldieli or approximately 69% of Shaldieli share capital. Shaldieli now holds 50% of the equity in IPC Israel which, in turn, holds a 13.6090% working interest in the two licences – Sarah and Myra – under the offshore Israeli Project.

Thus, the Company’s indirect working interest in the Israeli project works out to 4.70% (March 31, 2011: 5.23%.), this is subject to change as Shaldieli dilutes its share capital by issuing new shares to raise  additional funds.

The funds provided by the Company towards exploration activities of the Israeli project either direct to the consortium or through IPC Cayman, have been capitalized as exploration and evaluation expenditures.

On December 16, 2011, the Company signed a settlement agreement (“Settlement agreement”) with IPC Cayman, International Three Crown Petroleum LLC (“ITCP”), Three Crown Petroleum LLC (“TCP”) and Mr Howard Cooper (“IPC Parties”). The Company agrees to transfer all its equity in IPC Cayman on closing for a total price of US$15 million and a 0.25% Overriding Royalty Interest (“ORI”) in the Israeli Project  In addition, all 5 million warrants issued to ITC and 390,000 options issued to IPC Cayman consultants have been surrendered and cancelled without any compensation. The price of US$15 million will consist of cash of US$10 million with the balance covered by two promissory notes carrying interest at 5% per annum and secured by additional ORI of 0.25% and a guarantee from IPC Cayman. One promissory note for US$2 million is payable on or before November 9, 2012 and another for US$3 million is payable on or before November 9, 2013. In the event of requests by the IPC Parties for an extension, or the occurrence of certain financing activities, the Company may receive up to a further US$500,000 in non-refundable deposits. The Company may also receive up to an additional US$ 3 million based on the price of Shaldieli shares after two years.

The Company has received a non-refundable deposit of US$250,000. IPC Parties exercised its extension right on March 12, 2012 by paying to the Company’s tax escrow agent a further non-refundable deposit of US$125,000 (Note 7) and extended the closing date to April 25, 2012. This date was extended to May 14, 2012 for which the IPC Parties paid to the Company an extension fee of US$ 100,000. The original settlement agreement was finally revised and closed on June 29, 2012 as further explained in Note 21.

As a result of the above settlement, the Company reclassified its exploration and evaluation expenditure from a long-term to a current asset on the balance sheet. There were no movements during the year ended March 31, 2012.

The Company has not assigned any value to its 0.25% ORI since the underlying reserves have not yet been proven.

The management carried out an impairment test in light of the settlement closed on June 29, 2012 as explained in Note 21, and concluded that there was no permanent impairment.

7.	OTHER RECEIVABLE

Other receivable as at March 31, 2012 includes $124,188 (US$125,000) representing a  non-refundable deposit paid by IPC Parties as part of the settlement as explained in Note 6 to a tax escrow account held by the Company’s Israeli tax escrow agent. The funds will be released to the Company once the Company’s application for an exemption from Israeli income tax is approved. If the application is not approved, then the tax escrow agent will withhold 30% Israeli tax. However, the Company believes that the withheld tax will be fully refunded upon assessment of its tax return by the Israeli Tax Authority.

8.	DEFERRED COSTS RECOVERY

This represents exploration and evaluation expenditures recovered as of March 31, 2012 pursuant to the settlement agreement on June 29, 2012 (Note 21).

	2012	2011
Cancellation of warrants returned under the settlement agreement (Note 6) (i)	$1,231,290	$-
Cash deposits received under the settlement agreement ( Note 6) (ii)	383,887	-

	$1,615,177	$-

(i)	The value of cancelled warrants will be taken to income on closing of the settlement agreement on June 29, 2012 (Note 21).
(ii)	Cash deposit will be adjusted against exploration and evaluation expenditure on closing of the settlement agreement on June 29, 2012 (Note 21).

9.      CAPITAL STOCK

(a)      Authorized:  Unlimited number of common shares

(b)	Issued
	Common
	Shares	Amount
Balance at April 1, 2010	65,229,076	$35,298,257
Issued under 2009 Consultant Stock Compensation Plan (i)	135,000	48,093
Issued under private placements (ii)	12,700,000	2,564,925
Finder's fee (ii)	-	(256,493)
Value assigned to warrants issued under private placements	-	(1,232,145)
Value assigned to warrants issued as finder's fee under private placements	-	(123,214)
Issued on exercise of warrants (ii)	600,000	60,503
Value of warrants exercised transferred from warrants	-	21,694
Subscriptions received in fiscal 2010 reversed on issuance of shares	-	(303,480)
Balance at March 31, 2011	78,664,076	$36,078,140
Issued under 2009 Consultant Stock Compensation Plan	50,000	$3,120
Balance at March 31, 2012	78,714,076	$36,081,260

(i)
On April 7, 2009, the Company registered a 2009 Consultant Stock Compensation Plan with the Securities and Exchange Commission in a registration statement under the US Securities Act of 1933. Three million common shares of the Company were registered under the Plan. During the year ended March 31, 2011, 135,000 common shares were issued to three consultants out of this plan in settlement of their fees. These shares were valued at the market price of the common shares prevailing on the date of issue.

(ii)
On November 20, 2009, the Board of Directors of the Company approved a private placement to raise equity funds up to US$5,500,000, which was subsequently increased to US$7.9 million. The private placement consists of Units up to a maximum of 27.5 million, which was subsequently increased to 39.5 million, to be issued at US$0.20 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.35 each within five years of the issuance of the warrants, subject to an early recall if the market price of the Company’s common shares exceeds US$1 for a period of 20 consecutive trading days.

The Board also approved a finder’s fee of 10% of the proceeds raised from the issuance of Units and warrants attached thereto and 10% of the warrants issued under the same terms, payable to Current Capital Corp., a related party, net of any fees payable to anyone else.

The subscription closed on April 30, 2010. The Company issued an additional 12.7 million Units since April 1, 2010 until the closing date of April 30, 2010 and raised approximately US$2.6 million.

(c)	As at March 31, 2012, the Company had the following active Consultant Stock Compensation Plans:

	Date of registration*	Registered shares under Plan	Issued to March 31, 2011	As at April 1, 2011	Issued	Cancelled	Balance at March 31, 2012
2009 Plan	11-May-09	3,000,000	(843,333)	2,156,667	(50,000)	-	2,106,667
2011 Plan	11-Apr-11	6,000,000	-	6,000,000	-	-	6,000,000

*	Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

10.           STOCK OPTION PLANS

(a)      The following is a summary of all Stock Option Plans as at March 31, 2012:

Plan	Date of	# of Options
	registration*	Registered	Issued	Expired	Cancelled	Exercised	Outstanding
1999 Stock option Plan	Apr 30, 2003	3,000,000	3,000,000	(70,000)		(1,200,000)	1,730,000
2003 Stock Option Plan	July 22, 2004	2,500,000	2,500,000	(155,000)		(400,000)	1,945,000
The Robinson Plan	Dec. 5, 2005	1,100,000	1,100,000	-		-	1,100,000
2005 Stock Option Plan	Dec. 5, 2005	1,000,000	1,000,000	-	(390,000)	-	610,000
		7,600,000	7,600,000	(225,000)	(390,000)	(1,600,000)	5,385,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

390,000 options issued to consultants of IPC Cayman were cancelled on December 19, 2011 as per the terms of the Settlement agreement (Note 6).

All outstanding options were fully vested on the dates of their grant.

(b)	The weighted average exercise price of the outstanding stock options was US$0.17 as at March 31, 2012 (March 31, 2011: US$0.18 and April 1, 2010: $0.15)

(c)  Details of weighted average remaining life of the options granted and outstanding are as   follows:

March 31, 2012
Number of options outstanding and exercisable	5,385,000
Exercise price in US$	0.17
Weighted average remaining contractual life (years)	2.43

The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 560,000 options and less than the market price for the balance of 4,825,000 options.

11.	WARRANTS

(a)	The movements during the year ended March 31, 2012 were as follows:

	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, April 1, 2010	59,701,420	0.28	7,343,886
Issued under 2009-10 Private Placement (i)	12,700,000	0.35	1,232,145
Issued as finder's fee under 2009-10 private placement (i)	1,270,000	0.35	123,214
Exercised	(600,000)	(0.10)	(21,694)
Issued and outstanding, March 31, 2011	73,071,420	$0.30	$8,677,551
Cancelled (ii)	(5,000,000)	$(0.35)	$(1,231,290)
Issued and outstanding, March 31, 2012	68,071,420	$0.29	$7,446,261

(i)
The company issued 12.7 million warrants under a 2009-10 private placement relating to Units subscribed plus 1.27 million as a finder’s fee during the year ended March 31, 2011 These warrants are convertible into an equal number of common shares at an exercise price of US$0.35 per warrant and expire within five years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option pricing model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	140.04%
Expected life	1,826 days
Market price	US$0.33

The fair value of the warrants as per the Black-Scholes option pricing model amounted to $3,695,413. Using the relative fair value method, an amount of $1,232,145 for warrants issued to private placees and $123,214 for warrants issued as finder’s fee (total 59%) has been accounted for as reduction in the value of common shares and increase in the value of warrants.

(ii)
5 million warrants issued to International Three Crown Petroleum Ltd., were cancelled on December 19, 2011 As per the terms of the Settlement agreement (Note 6) these warrants were valued at $1,231,290 on the date of their issuance.

(b)	Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	March 31, 2012
	Warrants outstanding & exercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.10	10,400,000	2.00
0.25	12,846,420	2.00
0.35	44,825,000	2.90
0.29	68,071,420	2.59

12.           LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the year, which was 78,680,743 (2011 - 78,469,909).

The Company had approximately 68 million (2011: 73 million) warrants and 5.4 million options (2011: 5.8 million), which were not exercised as at March 31, 2012. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

13.	CONSULTING FEES

	2012	2011
Fees settled in stocks and options	$7,171	$273,043
Fees settled for cash	425,436	505,856
	$432,607	$778,899

14.	INCOME TAXES

Income tax expense differs from the amount that would be computed by applying the Federal and Provincial statutory income tax rates to income (loss) before income taxes. The components of these differences are estimated as follows:

	2012	2011
Income tax recovery based on combined corporate income tax rate of 25% (2011: 25% )	$(617,595)	$(889,551)
Increase(decrease) in taxes resulting from:
Non-deductible stock based compensation	1,793	68,261
Non-deductible meals & entertainment expenses	2,008	4,906
Non-taxable portion of loss (gain) on sale of short term investments	10,522	118,524
Finder’s fee -1/5th portion allowable for tax	-	(41,465)
Write off of a short term investment	97,097	48,334
Income tax recovery	(506,175)	(690,991)
Benefit of tax losses not recognised	506,175	690,991
Provision for income taxes	$-	$-

The components of the temporary differences and the country of origin at March 31, 2012 and 2011 are as follows (applying the combined Canadian federal and provincial statutory income tax rate of 25% and the US income tax rate of 34% for both the years). No deferred tax assets are recognized on these differences as it is not probable that sufficient taxable profit will be available to realize such assets

	Canada		US
	2012	2011	2012	2011
	in $ '000
Non-capital losses carried forward	$3,156	$2,818	$1,498	$1,498
Capital losses carried forward	1,211	1,093	-	-
Exploration and evaluation expenditure	1,134	1,232	-	-
Other	(5)	(42)	-	-
Unrecognized deductible temporary differences	5,496	5,101	1,498	1,498

The Company has approximately $12.6 million (2011: $11.2 million) in Canadian non-capital losses, $4.8 million (2011: $4.4 million) in capital losses and US$ 4.4 million (2011: US$4.4 million) in US non-capital losses available to claim against future taxable income. The benefits arising from these losses has not been included in the consolidated financial statements as management.

The non-capital losses expire as follows:

	Canadian in CDN$ In $’000		US in US$ in $’000
2014	1,337
2015	1,319	2025	$ 1,050
2026	3,373	2026	3,300
2027	271	2027	25
2028	675
2029	342
2030	1,189
2031 2032	2,094 2,025
	$ 12,625		$ 4,375

15.           COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into media and investor relations contracts, with Current Capital Corp., a shareholder corporation, effective July 1, 2004, initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended by another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On August 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(d)
The Company has a consulting contract with Mr John Robinson. Mr John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an on-going contract for media and investor relations, and is a brother of Mr Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr John Robinson on July 1, 2009 for period covering up to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $1.8 million.

(f)
The Company is a party to a potential legal action threatened by one of its suppliers for approximately $30,000. This amount is fully disputed by the Company. In view of the inherent difficulty of predicting the outcome of such matter, the Company cannot state what the eventual outcome of such matter will be. However, based on current knowledge, management does not believe that liability, if any arising from this matter will have a material adverse effect on the consolidated financial position, or results of operations of the Company.

16.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements.

(i)
Included in shareholders’ information expense is $118,509 (2011 – $122,059) to Current Capital Corp, (CCC) for media relations services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged $ nil for rent (2011: $8,081).
(iii)
A finder’s fee of $ nil (2011: $312,469) was charged by CCC in connection with the private placement. The fee included a cash fee of $ nil (2011: 1,270,000 warrants valued at $123,214 using the black-Scholes option price model).

(iv)
Business expenses of $38,056 (2011: $32,278) were reimbursed to directors of the corporation and $21,456 (2011 - $80,575) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $ nil (2011: $29,886) were charged by the sole director of IPC Cayman and included in oil & gas properties and related expenditure.

(v)
Consulting fees include cash fee paid to directors for services of $190,000 (2011: $190,000), $120,000 (2011: $120,000) paid to a key consultant and a former chief executive officer of the Company, $102,000 paid to a consultant who controls CCC (2011:  $102,000). These fees are included in consulting expenses.

(vi)
Accounts payable includes $95,052 (2011: $39,373) due to CCC, $87,660 (2011: $3,350) due to directors, $178,094 (2011: $63,294) due to a key consultant and a former chief executive officer of the Company, and due to a consultant who controls CCC $145,605 (2011; $ 48,025).

 (vii)  Included in short term investments is an investment of $nil carrying cost and $nil fair value (2011: $755,452 carrying cost and $610,740 fair value) in a public corporation controlled by a key shareholder of the Company. This investment in 2010 represented common shares acquired in the open market or through private placements and represents less than 1% of the said Corporation.

17.	SETTLEMENT AGREEMENT

As explained in Note 6, the Company entered into a Settlement agreement on December 16, 2011 with IPC Cayman, ITC and Mr. Cooper (“IPC Parties”) to transfer all its equity interest in IPC Cayman to IPC Parties for various considerations, most of which will occur on the closing  date. Meanwhile, both the parties agreed to put all current legal actions on hold and not to initiate new ones. As further explained in Note 21, a revised settlement was concluded on June 29, 2012 and as a result, all lawsuits and counter claims have now been dismissed.

18.           FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company’s financial instruments recognized in the balance sheet consist of the following:

	March 31, 2012		March31, 2011
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	58,359	58,359	348,464	348,464
Other receivable	231,039	231,039	114,069	114,069
Short term investments	208,100	227,600	2,118,724	1,900,400
Financial liabilities
Accounts payable and accrued liabilities	1,040,450	1,040,450	663,577	663,577

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

a)	Fair value of financial instruments

The Company’s financial assets and liabilities are comprised of cash, amounts receivable, prepaid expenses, short term investments, accounts payable and accrued liabilities.
.
The Company classifies the fair value of these transactions according to the following fair value hierarchy based on the amount of observable inputs used to value the instrument:

• Level 1 – Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.
• Level 2 – Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in Level 2 are either directly or indirectly observable as of the reporting date.
• Level 3 – Values are based on prices or valuation techniques that are not based on observable market data. Accordingly, short term investments are classified as Level 1.

Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy.

The Company’s financial instruments are exposed to certain financial risks: credit risk, liquidity risk, other price risk and market risk.

b)	Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.	Cash– Cash is held with major financial institutions in Canada and therefore the risk of loss is minimal.

b.
Other receivables – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from the Canadian government. The balance is due from an Israeli escrow agent which is one of its major law firms.

c.	Short term Investments –These investments are in junior Canadian public companies and are valued at their quoted market prices on reporting dates.

c)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in satisfying financial obligations as they become due.

The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. The Company expects to satisfy obligations under accounts payable, amounts due to related parties, and short‐term debt in less than one year through cash flows from the proceeds of the sale of its interest as explained in Note 21.

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to take care of its operating needs and needs for investing in new projects. However, as an exploration company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets and pending litigations could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company.

d)	Other price risk

Other price risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or foreign currency risk.

Other price risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 4% of total assets of the Company as at March 31, 2012 (20% as at March 31, 2011). Further, the Company’s holding in one Canadian marketable security accounted for approximately 65% (March 31, 2011: 40%) of the total short term investment in marketable securities as at March 31, 2012.

The Management tries to mitigate this risk by monitoring all its investments daily with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

e)	Market risk

Market risk consists of interest rate risk and foreign currency risk. The Company is exposed to foreign currency risk.

The Company operates primarily in Canada and substantially all of its activities including cash and short term investments are denominated in Canadian dollars. However, costs incurred on exploration and evaluation relating to its interest in the Israeli project and expected potential returns on its disposal or development, if any, would be denominated in US dollars. The Company is therefore exposed to fluctuations in the exchange rate between the US and Canadian dollar.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	March 31, 2012	March 31, 2011	December 31, 2010
One US Dollar to CDN Dollar	1.0000	0.9718	0.9946

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at March 31, 2012 were as follows:  (all figures in CDN$’000 equivalent)

Cash, receivable & short term investments	$ 137
Accounts payable and accrued liabilities	(456)
Net liabilities	$ (319)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net liabilities by $15,950 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net liabilities by $ 15,950.

19.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $ 1 million as at March 31, 2012 and current assets, mostly in cash and short term investments, excluding the reclassified exploration and evaluation expenditure, of approximately $0.5 million. The Company’s objectives when managing capital are to safeguard the

Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at March 31, 2012, the shareholders’ equity was approximately $ 4.8 million (March 31, 2011: $ 8.7 million). Approximately 6% or $0.3 million was held in cash and short term investments (March 31, 2011: $2.3 million or 25%).

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital. There have been no changes to the Company’s approach to capital management during the year ended March 31, 2012.

The Company believes that the settlement agreement signed in December 2011, as explained in Note 6, and closed subsequently as explained in Note 21 will generate significant cash flow which will enable the Company to not only meet its existing obligations but to invest in new projects while continuing its interest in the current project in the form of an overriding royalty interest.

20.	TRANSITION TO IFRS

As disclosed in note 2(a), the Company’s consolidated financial statements for the year ending March 31, 2012 will be the first annual consolidated financial statements that comply with IFRS. As a result, these consolidated financial statements have been prepared in accordance with IFRS 1 ‐ First‐time Adoption of International Financial Reporting Standards as issued by the International Accounting Standards Board. Previously, the Company prepared its quarterly and annual Consolidated Financial Statements in accordance with Canadian GAAP.

IFRS 1 requires the presentation of comparative information as at the April 1, 2010 transition date and subsequent comparative periods as well as the consistent and retrospective application of IFRS accounting policies. To assist with the transition, the provision of IFRS 1 allows for certain mandatory and optional exemptions for first‐time adopters to alleviate the retrospective application of all IFRSs. The Company has applied the following optional exemptions:

(i) Business combinations

The Company has applied the business combinations exemption in IFRS 1 to not apply IFRS 3 retrospectively to past business combinations. Accordingly, the Company has not restated business combinations that took place prior to April 1, 2010.

(ii) Share-based payments

The Company elected to apply the share-based payment exemption to awards that vested prior to April 1, 2010. There were no unvested awards at the date of transition to IFRS.

 (iii) Oil and gas property cost basis

The Company followed a “full cost” approach under Canadian GAAP and capitalized the cost of oil and gas properties and related exploration costs until the properties were placed into production, sold or abandoned on a geographical country basis. These costs would be amortized over the estimated useful life of the properties following the commencement of production. Cost includes both the cash consideration as well as the fair market value of any securities issued on the acquisition of petroleum and natural gas properties. Properties acquired under option agreements or joint ventures, whereby payments were made at the sole discretion of the Company, were recorded in the accounts at such time as the payments were made. The proceeds from property options granted reduced the cost of the related property and any excess over cost is applied to income.

The full cost approach is no longer permitted upon transition to IFRS. The Company has elected to apply the first-time adoption exemption for full cost oil and gas entities where the carrying value of oil and gas assets at the date of transition to IFRS is measured on a deemed costs basis.
The following reconciliations present the adjustments to comply with IFRS 1. A summary of the significant accounting policy changes is discussed following the reconciliations. Reconciliations include the Company’s Consolidated Balance Sheets as at April 1, 2010 and March 31, 2011.

The transition from Canadian GAAP to IFRS had no significant impact on the Consolidated Statement of Operations and Comprehensive loss and Changes in Shareholders’ Equity and cash flows statement and hence these have not been presented.

Balance sheet as at April 1, 2010 (Canadian dollars)

	Previous Canadian GAAP March 31, 2010	IFRS Adjustments	IFRS April 1, 2010
Assets
Current
Cash	$2,350,526		$2,350,526
Short term investments	1,359,431		1,359,431
Prepaid consulting services	50,792		50,792
Other receivables	129,869		129,869
	$3,890,618	$-	$3,890,618
Long-term assets
Office equipment and furniture	$8,802		$8,802
Oil & gas properties and related expenditure	$6,520,367	$(6,520,367)	$-
Exploration and evaluation expenditure		$6,520,367	$6,520,367
Total assets	$10,419,787	$-	$10,419,787
Liabilities and shareholders' equity
Current liabilities
Accounts payable and acrued liabilities	$2,453,910		$2,453,910
Short term loans	1,065,578		$1,065,578
Total current liabilities	$3,519,488	$-	$3,519,488
Shareholders' Equity
Capital stock	$35,298,257		$35,298,257
Warrants	7,343,886		$7,343,886
Contributed surplus	4,573,748		$4,573,748
Accumulated other comprehensive loss	(2,696,213)		$(2,696,213)
Deficit	(37,262,565)		$(37,262,565)
Total shareholders' equity	$7,257,113	$-	$7,257,113
Non-controlling interests	$(356,814)		$(356,814)
Total equity	$6,900,299	$-	$6,900,299
Total liabilities and shareholders' equity	$10,419,787	$-	$10,419,787

Balance sheet as at March 31, 2011 (Canadian dollars)

	Previous Canadian GAAP March 31, 2011	IFRS Adjustments	IFRS March 31, 2011
Assets
Current
Cash	$348,464		$348,464
Short term investments	1,900,400		1,900,400
Prepaid consulting services	7,171		7,171
Other receivables	114,069		114,069
	$2,370,104	$-	$2,370,104
Long-term assets
Office equipment and furniture	$8,956		$8,956
Investment in oil & gas properties	$6,972,740	$(6,972,740)	$-
Exploration and evaluation expenditure		$6,972,740	$6,972,740
Total assets	$9,351,800	$-	$9,351,800
Liabilities and shareholders' equity
Current liabilities
Accounts payable and acrued liabilities	$663,577		$663,577
Total current liabilities	$663,577	$-	$663,577
Shareholders' Equity
Capital stock	$36,078,140		$36,078,140
Warrants	8,677,551		$8,677,551
Contributed surplus	4,755,077		$4,755,077
Accumulated other comprehensive income	168,347		$168,347
Deficit	(40,990,892)		$(40,990,892)
Total equity	$8,688,223	$-	$8,688,223
Total liabilities and shareholders' equity	$9,351,800	$-	$9,351,800

21.	SUBSEQUENT EVENT

As explained in Note 6, the Company signed a settlement agreement on December 15, 2011 to dispose of its interest in the Israeli project held through its ownership of 79.76% equity in IPC Cayman. The agreement being extended from time to time and amended was finally closed on June 29, 2012.

As per the terms of the revised settlement agreement the Company received US$ 5 million and surrendered all its shares in IPC Cayman for cancellation. The Company and IPC Parties exchanged mutual releases and dismissed all lawsuits against each other and against IPC Oil and Gas Holdings Ltd. (formerly, Shaldieli Ltd.) and certain of its promoters.

As additional consideration, on or before December 31, 2012, based on a revaluation of the surrendered shares to be performed by the IPC Parties, Bontan will either receive (i) at the option of the IPC Parties, either a payment of US$9.625 million or a payment of US$6.625 million plus delivery of a US$3.0 million promissory note due on November 8, 2013, carrying 5% p.a. interest and secured by an IPC guarantee, a 0.15% Overriding Royalty Interest (ORI) and a pledge of 23% of the IPC Shares, or (ii) the right to exercise an option to purchase 49.27% of the issued and outstanding share capital of IPC Cayman on a fully diluted basis for an exercise price of US$4,927.(IPC Cayman currently holds 144,821,469 shares of Shaldieli).

The revised Settlement Agreement includes an obligation to pay Bontan an additional amount based on the increase in value of a specified number of Shaldieli shares, with the obligation guaranteed by IPC and also secured by the 0.15% ORI. This amount is only payable if the value of the specified number of Shaldieli shares is worth more than US$3 million. Moreover, the payment may not exceed an additional $US3.0 million.  In order for any amounts to be paid under this provision, there would have to be a significant increase in the market price over the current price.

22.	APPROVAL OF FINANCIAL STATEMENTS

The consolidated financial statements were approved by the board of directors and authorized for issue on July 24, 2012.